UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 14, 2004

INFOCUS CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number: 000-18908

Oregon	93-0932102
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

27700B SW Parkway Avenue, Wilsonville, Oregon	97070
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  503-685-8888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFOCUS CORPORATION

FORM 8-K

Item 1.01  Entry into a Material Definitive Agreement

On December 14, 2004, InFocus Corporation (InFocus) and TCL Corporation (TCL), through wholly-owned subsidiaries, entered into a Shareholders Agreement to create a 50-50 owned joint venture named South Mountain Technologies (SMT) for the development, manufacture and sale of front and rear-projection engines and projectors.   SMT is being formed to integrate the low cost, high quality manufacturing capability of TCL with the innovative digital projection product design leadership of InFocus to manufacture and sell projection engines on an OEM basis for rear projection televisions, commercial digital signage and front projectors to the parent companies and other brand operators in both China and the global market.

TCL is a leading multimedia consumer electronics manufacturing company in China, and through its majority-owned joint venture with Thomson, TCL Thomson Electronics (TTE), is now the largest manufacturer of televisions in the world.  Prior to the signing of the Shareholders Agreement, TTE was a customer of InFocus, buying its standard and ultra-thin microdisplay rear projection light engines and also was the contract manufacturer for InFocus’ ultra-thin microdisplay television, the ScreenPlay61.  Moving forward, TTE is expected to purchase its rear projection light engines from SMT and InFocus will transfer its television contract manufacturing to a different contract manufacturer.

Each of the parties has committed to invest $10 million in cash in the joint venture, for a total of $20 million in cash, to be contributed over the course of 2005 as agreed upon milestones are achieved.  Initially, each of the parties will expend up to $1.5 million to cover start up organizational expenses pending approval of the transaction by Chinese governmental authorities which is expected to take between three and four months.  Each joint venture partner will contribute management personnel and an equal number of board members to manage and govern SMT.

Structurally, SMT will consist of an offshore parent holding company with three wholly owned subsidiaries; a manufacturing, research and development center in Shenzhen, China and research and development centers in Wilsonville, Oregon and Fredrikstad, Norway.  Shenzhen will be the headquarters for the joint venture.

In addition, InFocus has agreed to license its projection patent portfolio on a nonexclusive basis to SMT to allow shorter time to market and access to its innovative technology.  In exchange, SMT will pay InFocus a royalty for products sold to third parties.

The Shareholders Agreement is included herein as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Shareholders Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 2.05  Costs Associated with Exit or Disposal Activities

On December 14, 2004, InFocus committed to a plan of restructuring associated with streamlining its operations in Fredrikstad, Norway.  Upon formation of the SMT research and development site in Norway, the nucleus of the current InFocus research and development team is moving into SMT.  As a result, InFocus will absorb or transition all other current business activities occurring at that site within other areas of the company.

InFocus expects to incur a charge in the fourth quarter of 2004 estimated to be between $1 million and $2 million, primarily related to employee severance costs, and a charge estimated to be between $3 million and $5 million in the first quarter of 2005.  The first quarter charge estimate consists of costs to vacate space under long term lease arrangements (estimated between $2 million and $4 million), additional severance charges estimated at approximately $0.5 million, and a non-cash asset impairment charge of approximately $0.5 million. Other than the non-cash impairment charge, all of these amounts will be paid in cash. Payments under the current Fredrikstad, Norway leases are expected to be made over the remaining lease terms through 2011.  InFocus expects events related to this restructuring plan to be substantially complete by the end of the first quarter of 2005.

Savings associated with these actions over the course of 2005 are estimated to be between $3 million and $4 million.

Item 9.01  Financial Statements and Exhibits

(c) Exhibits

The following exhibit is attached hereto and this list is intended to constitute the exhibit index:

10.1            Shareholders Agreement among InFocus Corporation, a Cayman subsidiary of InFocus Corporation, TCL Corporation and TCL Optoelectronic Tech (Shenzhen) Co. Ltd., dated as of December 14, 2004, with respect to South Mountain Technologies, Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2004	INFOCUS CORPORATION

	By	: /s/ C. Kyle Ranson
C. Kyle Ranson
President and Chief Executive Officer
(Principal Executive Officer)

	By	: /s/ Michael D. Yonker
Michael D. Yonker
Executive Vice President, Chief Financial Officer and Secretary
(Principal Financial Officer)